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                                                                     EXHIBIT 3.3

                   CONSOLIDATED CAPITAL OF NORTH AMERICA, INC.

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION


Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Seller adopts the following Articles of Amendment to its Articles of
Incorporation:

FIRST: The name of the Corporation is Consolidated Capital of North America, Inc. (the "Corporation").

SECOND: The following amendment to the Articles of Incorporation was adopted on March 10, 1998, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

         No Common Shares have been issued or Directors Elected - Action by ------- Incorporators

         No Common Shares have been issued but Directors Elected - Action by ------- Directors

    X    Such amendment was adopted by the board of directors where Common
 ------- Shares have been issued.

         Such amendment was adopted by a vote of the shareholders. The number of ------- Common Shares voted for the amendment was sufficient for approval.

THIRD: ARTICLE IV of the Corporation's Articles of Incorporation is hereby amended as follows:

Section 5.  Series C Preferred Shares

         A. Designation and Authorized Number. One series of Preferred Shares, designated "Series C 6% Convertible Preferred Shares" and hereinafter called (the "Series C Preferred Shares") is hereby provided for, which shares shall have the rights, privileges and preferences set forth below. The stated value of the Series C Preferred Shares shall be $10,000 per share (the "Stated Value"). The number of shares constituting the Series C Preferred Shares shall be Two Hundred (200).

         B. Defined Terms.

         (1) The term "Dividend Parity Stock" as used herein shall be deemed to mean all shares of Series A Preferred Shares and Series B Preferred Shares of the Corporation which shall rank equally to the Series C Preferred Shares as to the payment of dividends. The term "Liquidation Parity Stock" as used herein shall be deemed to mean all shares of Series A Preferred Shares and Series B Preferred Shares of the Corporation which shall rank equally to the Series C Preferred Shares as to distribution of assets upon liquidation.



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         (2) The term "Dividend Junior Stock" as used herein shall be deemed to mean the Common Shares and all other stock of the Corporation ranking junior to the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares as to the payment of dividends. The term "Liquidation Junior Stock" as used herein shall be deemed to mean the Common Shares and all other stock of the Corporation ranking junior to the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares as to distribution of assets upon liquidation.

         C. Dividends. (1) The holders of record of the Series C Preferred Shares shall be entitled to receive, out of any assets legally available for the purpose, prior and in preference to any declaration or payment of any dividend on any Dividend Junior Stock, dividends at the rate of $600 per share per annum payable quarterly in arrears (when, as and if declared by the Board of Directors out of its funds legally available for such purpose) on the first day of January, April, July and October of each year to the holders of record on such dates. Such dividends shall be cumulative. The dividends shall be paid in cash or at the option of the Corporation, dividends shall be paid in Common Shares of the Corporation based on the average of the closing bid price of the Corporation's Common Shares for the five consecutive trading days preceding the interest payment due date.

         (2) Dividends shall accrue from the date of original issue of the Series C Preferred Shares. Quarterly dividends which are not paid in full on any dividend payment date will cumulate without interest until such accumulated quarterly dividends shall have been declared and paid. Any declaration of dividends may be for a portion, or all, of the then accumulated dividends. Any accumulated dividends which are not paid will continue to cumulate in the manner described above.

         (3) Unless full cumulative dividends on outstanding Series C Preferred Shares have been paid, no dividend or other distribution shall be declared or paid on any Dividend Junior Stock and no amount shall be set aside or applied to the redemption, purchase or other acquisition of any Dividend Junior Stock.

         D. Liquidation Preference.

         (1) Series C Preferred Shares. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series C Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any Liquidation Junior Stock an amount per share equal to (i) $10,000 for each outstanding Series C Preferred Share and (ii) all accumulated but unpaid dividends, if any, on each such Series C Preferred Share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Liquidation Parity Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Liquidation Parity Stock in proportion to the number of shares of such stock owned by each such holder.

         (2) Remaining Assets. After the distributions described in Section D(1) have been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of any Liquidation Junior Stock pro rata based on the number of shares of any Liquidation Junior Stock.



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         (3) Treatment of Mergers, etc. Neither a consolidation, merger or share exchange by the Corporation with or into any other Corporation or Corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section D.

         E. Conversion. The holders of the Series C Preferred Shares shall have conversion rights as follows (the "Conversion Rights"):

         (1) Conversion Rights.

                  (i) All Series C Preferred Share shall be convertible, at the option of the holders of such shares, at any time after the fortieth (40th) day of issuance of such shares, at the office of the Corporation or any transfer agent for the Series C Preferred Shares, into the number of fully paid and nonassessable unrestricted and nonlegended Common Shares of the Corporation at the conversion price per Series C Preferred Share equal to $10,000 divided by the lesser of (x) $1.75 and (y) Seventy Five Percent (75%) of the arithmetic average of the closing bid prices for each of the five trading days prior to the exercise date of any such conversion.

                  (ii) In the event of a call for redemption of any Series C Preferred Shares pursuant to Section F hereof, each holder of any Series C Preferred Share shall have the right to exercise the conversion rights set forth in this Section E and the right to convert each share shall cease as to the shares designated for redemption as of the close of business on the business day immediately prior to the redemption date, unless default is made in payment of the redemption price. If the Corporation has received a notice of conversion with respect to any Series C Preferred Shares the Corporation may not redeem such Series C Preferred Shares provided the Series C Preferred Shares are delivered for conversion as set forth in Section E(2).

         (2) Mechanics of Conversion. (i) No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Shares. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In the case of a dispute as to the calculation of the Conversion Rate, the Corporation's calculation shall be deemed conclusive absent manifest error. In order to convert Series C Preferred Shares into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, by either overnight courier or 2-day courier, to the office of the Corporation for the Series C Preferred Shares, and shall give written notice to the Corporation at such office that the holder elects to convert the same, the number of shares of Series C Preferred Shares so converted and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Corporation shall not be obligated to deliver certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such Series C Preferred Shares are delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

                  (ii) The Corporation shall use reasonable efforts to cause to be issued and delivered within two (2) business days after delivery to the Corporation of such Series C Preferred Shares, or after such agreement and indemnification, to such holder of Series C Preferred Shares at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. The date on which notice of conversion is given (the "Date of Conversion") shall be


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deemed to be the date set forth in such notice of conversion provided the original Series C Preferred Shares to be converted are received by the Corporation within five (5) business days thereafter and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original Series C Preferred Shares to be converted are not received by the Corporation within five (5) business days after the Conversion, the notice of conversion shall become null and void.

         (3) Conversion Price Adjustments. The closing bid price used to determine the Conversion Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Corporation, any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), the Series C Preferred Shares shall be convertible into such class and type or securities as the Holder would have received had the Holder converted the Series C Preferred Shares immediately prior to such Corporate Change, as appropriately adjusted to equitably reflect the conversion price and any stock dividend, stock split or share combination of the common stock after such corporate event.

         (4) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of effecting the conversion of the Series C Preferred Shares such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series C Preferred Shares, in addition to such other remedies as shall be available to the holder of such Series C Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes.

         F. Redemption of Series C Preferred Shares.

         (1) Optional Redemption. In the event that the arithmetic closing bid price for any five consecutive trading day period subsequent to the date of issuance of the Series C Preferred Shares is 50% or less than the arithmetic average of the closing bid prices for the five trading day period immediately prior to the date of issuance, the Corporation may redeem all outstanding and unconverted Series C Preferred Shares for cash at a per share price equal to 120% of the State Value of each Series C Preferred Share plus accumulated and unpaid dividends. If the Corporation has received a notice of conversion with respect to any Series C Preferred Shares the Corporation may not redeem such Series C Preferred Shares provided the Series C Preferred Shares are delivered for conversion as set forth in Section E(2)

         (2) Mandatory Redemption. On March 10, 2001, the Corporation shall redeem all Series C Preferred Shares then outstanding, by the payment therefor of the redemption price of $10,000 per share and all accumulated and unpaid dividends.

         (3) Manner of Redemption of Series C Preferred Shares. (i) If less than all of the outstanding Series C Preferred Shares shall be called for redemption, the particular shares of such


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series to be redeemed shall be selected by lot or by such other equitable manner as may be prescribed by resolution of the Board of Directors.

                  (ii) Notice of redemption of any Series C Preferred Shares shall be given by the Corporation by fax or other written communication, not more than 2 days prior to the date fixed by the board of directors of the Corporation for redemption (herein called the "redemption date"), to the holders of record of the shares to be redeemed at their respective addresses then appearing on the records of the Corporation. The notice of the redemption shall state:

                  (A) the redemption date,

                  (B) the redemption price (which must be paid within 5 business days after the date of redemption),

                  (C) whether the redemption is an optional redemption or a mandatory redemption,

                  (D) if less than all outstanding Series C Preferred Shares are to be redeemed, the identification of the Series C Preferred Shares to be redeemed,

                  (E) the conversion rate on the date of the notice,

                  (F) that on the redemption date the redemption price will become due and payable upon each Series C Preferred Share to be redeemed and the right to convert each share of Series C Preferred Share shall cease as of the close of business on the business day prior to the redemption date, unless default shall be made in the payment of the redemption price, and

                  (G) the place or places where such Series C Preferred Shares to be redeemed are to be surrendered for payment of the redemption price.

         (4) Failure to Redeem. If the Corporation fails to pay the redemption price after calling any Series C Preferred Shares for optional redemption under Section F(1), the Corporation shall have no further right to redeem Series C Preferred Shares under Section F(1).

         G. Corporate Events. In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than cash dividend) or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series C Preferred Shares at least 20 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or


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other securities) will receive for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up.

         H. Voting Rights. (1) The Holders of the Series C Preferred Shares shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

         (2) To the extent that under Colorado law the vote of the holders of the Series C Preferred Shares, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding Series C Preferred Shares shall constitute the approval of such action by the class. To the extent that under Colorado law the holders of the Series C Preferred Shares are entitled to vote on a matter with holders of Common Stock voting together as one class, each Series C Preferred Shares shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series C Preferred Shares shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and applicable statutes.

         I. Protective Provisions. So long as the Series C Preferred Shares are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Series C Preferred Shares set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority in aggregate principal amount of the Series C Preferred Shares then outstanding:

         (1) Alter or change the rights, preferences or privileges of the Series C Preferred Shares so as to affect adversely the Series C Preferred Shares.

         (2) Create any new class or series of stock which ranks prior to or pari passu to the Series C Preferred Shares with respect to dividends other than the Dividend Party Stock, without the express written permission of the holders of the Series C Preferred Shares for a period of not to exceed 90 days from the date of issuance of the Series C Preferred Shares.

         (3) Do any act or thing which would result in taxation of the holders of Series C Preferred Shares under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         J. Status of Converted or Redeemed Stock. In the event any Series C Preferred Shares shall be converted pursuant to Section D hereof or shall be redeemed pursuant to Section E hereof, the shares so converted or redeemed shall be canceled and shall not be reissuable by the Corporation.



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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its authorized officer as of March 10, 1998.


[Corporate Seal]                       CONSOLIDATED CAPITAL OF
                                       NORTH AMERICA, INC.



                                       By: /s/ Paul Yett
                                          -------------------------------------
                                          Paul Yett
                                          Assistant Secretary